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                                                                 EXHIBIT 12.08

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
           SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (Unaudited)

                                                                                                               Nine
                                                                                                              Months
                                                                                                              Ended
                                                                                                           September 30,
             Dollars in millions                                                                              1997
                                                                                                          --------------

             Earnings from continuing operations:
              Income from continuing operations before income taxes                                          $   2,245
              Add fixed charges (see below)                                                                      7,653
              Other adjustments                                                                                      0
                                                                                                             ---------
             Earnings as defined                                                                             $   9,898
                                                                                                             =========

             Fixed charges from continuing operations and preferred dividends:
               Interest expense                                                                              $   7,588
               Other adjustments                                                                                    65
                                                                                                             ---------
             Fixed charges from continuing operations as defined                                                 7,653
             Preferred dividends
               (tax equivalent basis)                                                                               73
                                                                                                             ---------
             Combined fixed charges
              and preferred dividends                                                                        $   7,726
                                                                                                             =========

             Ratio of earnings to
              combined fixed charges
              and preferred dividends                                                                             1.28
                                                                                                             =========
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             NOTES: The ratio of earnings to combined fixed charges from continuing operations and preferred dividends was calculated by dividing the sum of combined fixed charges and tax equivalent preferred dividends into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

             The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.